                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                           AAR CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                           AAR CORPORATION
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

The accompanying filing was occasioned by a temporary communications problem that resulted in missing data in the original transmission on August 30, 1994.

   [LOGO]

1111 NICHOLAS BOULEVARD
ELK GROVE VILLAGE, ILLINOIS 60007

- - ------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 12, 1994

To the Stockholders of AAR CORP.:

The Annual Meeting of Stockholders of AAR CORP. for the year 1994 will be held in the Shareholders Room (21st Floor) of Continental Bank N.A., 231 S. LaSalle Street, Chicago, Illinois, on Wednesday, October 12, 1994, at 3:00 P.M. (Chicago time) for the purpose of considering and acting upon the following proposals, all as described in the accompanying Proxy Statement:

1. To elect three Class I directors for a three-year term expiring at the 1997 Annual Meeting of Stockholders;

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 15, 1994, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Accompanying this notice and the Proxy Statement is a copy of the Annual Report to Stockholders for the fiscal year ended May 31, 1994.

                                          By Order of the Board of Directors

                                          HOWARD A. PULSIFER,
                                          SECRETARY

August 30, 1994

YOUR VOTE IS IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

   [LOGO]

1111 NICHOLAS BOULEVARD
ELK GROVE VILLAGE, ILLINOIS 60007

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
October 12, 1994

SOLICITATION

This Proxy Statement is being furnished to stockholders of AAR CORP., a Delaware corporation (the "Company" or "AAR"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held in the Shareholders Room (21st Floor) of Continental Bank N.A., 231 S. LaSalle Street, Chicago, Illinois, on Wednesday, October 12, 1994, at 3:00 P.M. (Chicago time), or any adjournment thereof (the "Annual Meeting"). This Proxy Statement is first being sent to stockholders on or about August 30, 1994.

Any proxy solicited herewith may be revoked by a stockholder at any time prior to the voting thereof by sending written notice of revocation to the Secretary of the Company, or by delivering a later-dated proxy, or by attending the Annual Meeting and voting in person. Shares of Common Stock represented by proxies that are properly executed and returned to the Company will be voted as specified thereon at the Annual Meeting. If no choice is specified, such shares will be voted FOR the election of the three nominees for director designated by the Board of Directors, and upon any other matters that may properly come before the Annual Meeting in the discretion of the named proxies. In the event any nominee is unavailable for election, which is not presently anticipated, shares represented by valid proxies will be voted for such other person or persons as the named proxies shall determine in their discretion.

As provided in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, shares held by the Dividend Reinvestment Agent for a participant will be voted in accordance with the instructions on the proxy card received representing such shares or otherwise as set forth above.

The cost of the solicitation of proxies will be borne by the Company and will consist primarily of printing, postage and handling, including reimbursement to banks, brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy material to their respective principals. The Company has engaged D. F. King & Co., 77 Water Street, New York, New York, to aid in the solicitation of proxies at a total estimated cost of $7,000.00. D. F. King & Co. may solicit proxies by mail, personally, or by telephone or telegraph. In addition to the solicitation of proxies by D. F. King & Co. and by use of the mails, certain officers, directors and employees of the Company may solicit proxies personally, or by telephone or telegraph, without additional compensation.

QUORUM AND VOTING RIGHTS

At the close of business on August 15, 1994, the record date for the determination of stockholders entitled to vote at the meeting, there were outstanding 15,906,792 shares of common stock of the Company, $1.00 par value ("Common Stock"). Each stockholder of record is entitled to one vote for every share held on the record date. Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. A quorum of stockholders is necessary to take action at the Annual Meeting. The holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy will constitute a quorum of stockholders at the Annual Meeting. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum. Abstentions and broker non-votes will be disregarded for purposes of determining whether a matter has been approved.

                                   PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation and By-Laws of the Company provide that the Board of Directors shall consist of between three and fifteen directors, with the exact number of directors to be fixed from time to time by the Board of Directors, and that the directors shall be divided into three classes as nearly equal in number as possible. The Board of Directors has fixed the number of directors on the Board at ten.

The ten members of the Board of Directors are divided into three classes: Class I (3 directors), Class II (3 directors) and Class III (4 directors). Class I, to be elected at this Annual Meeting, will consist of three directors who are to serve for a three year term until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors has designated Messrs. Erwin E. Schulze, Joel D. Spungin, and David P. Storch as the nominees for election as Class I directors. Each of the nominees is currently a director of the Company. Under Delaware law, the three nominees for director who receive the greatest number of votes shall be elected directors of the Company.

NOMINEES AND CONTINUING DIRECTORS

The following sets forth certain information with respect to the nominees as well as the other current and continuing directors:

                                    Name, Age, Principal Occupation                                        Director
                                         and Other Information                                               Since
- - --------------------------------------------------------------------------------------------------------  -----------
NOMINEES:
CLASS I -- DIRECTORS WHOSE TERMS EXPIRE AT THE 1994 ANNUAL MEETING:
ERWIN E. SCHULZE, 69--Since January 1993, Chairman, Chicago Stock Exchange (formerly Midwest Stock
  Exchange). Since January 1991, private investor. From 1981 to 1991, Chairman of the Board, President
  and Chief Executive Officer of Ceco Industries, Inc., a manufacturer of building products and provider of concrete forming services for the construction industry.
    Other directorship: The Interlake Corporation                                                               1977
JOEL D. SPUNGIN, 56--Since 1988, Chairman and Chief Executive Officer of United Stationers Inc.; also
  President from 1989 to 1991. From 1987 to 1988, Vice Chairman and Chief Executive Officer and from
  1981 to 1987, President and Chief Operating Officer.
    Other directorship: United Stationers Inc.                                                                  1992
DAVID P. STORCH, (1) 41--Since 1989, President and Chief Operating Officer of AAR. From 1988 to 1989,
  Vice President of AAR.                                                                                        1989

- - ----------

  (1)  Mr. Storch is Mr. Eichner's son-in-law.

                                    Name, Age, Principal Occupation                                        Director
                                         and Other Information                                               Since
- - --------------------------------------------------------------------------------------------------------  -----------
OTHER CURRENT AND CONTINUING DIRECTORS:
CLASS II--DIRECTORS WHOSE TERMS EXPIRE AT THE 1995 ANNUAL MEETING:
EDGAR D. JANNOTTA, 63--Since 1977, Managing Partner of William Blair & Company, an investment banking firm.
    Other directorships: Bandag, Incorporated, Oil-Dri Corporation of America, Safety-Kleen Corp., Molex
     Incorporated and New York Stock Exchange, Inc.                                                             1964
LEE B. STERN, 67--Since December 1992, President of LBS Co., and managing partner of LBS Limited
  Partnership, a member firm of the Chicago Board of Trade and Futures Commission Merchant since 1992.
  From 1967 to December 1992, President and Chief Executive Officer of Lee B. Stern & Company, Ltd., a
  Futures Commission Merchant. Mr. Stern has been a member of the Chicago Board of Trade since 1949, a member of the Chicago Mercantile Exchange since 1963, and an owner-director of the Chicago White Sox
  since 1976.                                                                                                   1982
RICHARD D. TABERY, 65--Since December 1993, Consultant. From June 1988, through November 1993, Vice
  Chairman of AAR. From 1957 to 1988 Mr. Tabery held various positions with United Air Lines, Inc., most
  recently Senior Vice President-Maintenance Operations.                                                        1989
CLASS III--DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL MEETING:
A. ROBERT ABBOUD, 65--Since 1984, President of A. Robert Abboud & Co., an investment business. From 1988 to March 1991, Chairman and Chief Executive Officer of First City Bancorporation of Texas, Inc.,(1) a
  banking institution.
    Other directorships: Inland Steel Company, Hartmarx Corporation, First City Bancorporation of Texas,
     Inc., and Alberto-Culver Company.                                                                          1987
HOWARD B. BERNICK, 41--Since 1988, President and Chief Operating Officer of Alberto-Culver Company, a
  developer and manufacturer of household and personal products.
    Other directorship: Alberto-Culver Company.                                                                 1994
IRA A. EICHNER, (2) 63--Since 1973, Chairman of the Board of AAR CORP. Mr. Eichner is the founder of the
  Company and has been its Chief Executive Officer since it was founded in 1955.
    Other directorship: United Stationers Inc.                                                                  1955
ROBERT D. JUDSON, 69--Since 1984, Financial Consultant. Prior to 1980, Senior Vice President, The First
  National Bank of Chicago.                                                                                     1979

STANDING COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

The Board of Directors has an Audit Committee, an Executive Committee, a Compensation Committee and a Nominating Committee.

AUDIT COMMITTEE

The Audit Committee is composed entirely of independent, outside directors. Its members are Edgar D. Jannotta (Chairman), Robert D. Judson, Erwin E. Schulze and Joel D. Spungin. The functions of this committee include maintaining communication between AAR's Board and its independent auditors, monitoring performance of the independent auditors, reviewing audit scope

- - ----------

  (1) Since November 23, 1992, First City Bancorporation of Texas, Inc. has been operating as a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code. First City and the FDIC have reached a preliminary understanding that all depositors and proven creditors will be paid in full and that the Bank Insurance Fund will suffer no loss as result of First City's bankruptcy. First City has filed its plan of reorganization with the Bankruptcy Court.

  (2)  Mr. Eichner is Mr. Storch's father-in-law.

and results, reviewing the organization and performance of the Company's internal systems of audit and financial controls, and recommending the retention or, when appropriate, the replacement of independent auditors. The Audit Committee held three meetings during the fiscal year ended May 31, 1994.

EXECUTIVE COMMITTEE

The Executive Committee is composed of Ira A. Eichner (Chairman), Edgar D. Jannotta, Erwin E. Schulze and David P. Storch. The Executive Committee is authorized to meet between meetings of the Board of Directors and exercise the powers of the Board, subject to limitations imposed by law and by the Board. The Executive Committee held two meetings during the fiscal year ended May 31, 1994.

COMPENSATION COMMITTEE

The Compensation Committee is composed entirely of independent, outside directors. Its members are Erwin E. Schulze (Chairman), Edgar D. Jannotta, Robert D. Judson, A. Robert Abboud and Lee B. Stern. The functions of this committee include reviewing and approving compensation policies and practices for all elected corporate officers and fixing the total compensation of the Chief Executive Officer. The Compensation Committee also administers the Long-Term Performance Incentive Plan and the AAR CORP. Stock Benefit Plan. The Compensation Committee held three meetings during the fiscal year ended May 31, 1994.

NOMINATING COMMITTEE

The Nominating Committee is composed of Robert D. Judson (Chairman), Ira A. Eichner and Lee B. Stern. The functions of this committee include recommending to the Board qualified candidates for election as directors and considering the performance of incumbent directors to determine whether they should be recommended to the Board for nomination for reelection. The Nominating Committee will consider director candidates recommended by stockholders. Any stockholder wishing to submit a recommendation to the Nominating Committee with respect to the 1995 Annual Meeting of Stockholders, should send a signed letter of recommendation to AAR CORP., 1111 Nicholas Boulevard, Elk Grove Village, Illinois 60007, Attention: Howard A. Pulsifer, Secretary. To be considered, recommendation letters must be received prior to May 1, 1995, must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations. The recommendation letter must also include a statement indicating that such nominee has consented to being named in the proxy statement and to serve if elected. The Nominating Committee held one meeting during fiscal year ended May 31, 1994.

The Board of Directors held four meetings during the fiscal year ended May 31, 1994. All of the incumbent directors attended 75% or more of the aggregate number of meetings of the Board and of the Committees on which they serve during the fiscal year ended May 31, 1994.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following tables show the shares of the Company's Common Stock beneficially owned, as of July 31, 1994, (i) by each director and nominee for election to the Board of Directors, by each of the five executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group and
(ii) by each beneficial owner of 5% or more of the Company's Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

                                                                                     Percent
                                                                                    of Shares
                                                                                   Outstanding
                                                              Number of            if greater
                         Name                                 Shares (1)             than 1%
- - -------------------------------------------------------  --------------------   -----------------
A. Robert Abboud.......................................    14,750
Howard B. Bernick......................................     1,000
Joseph J. Dzurinko.....................................    18,869
Ira A. Eichner.........................................   454,433                       2.9%
Edgar D. Jannotta......................................    20,000
Robert D. Johnson......................................     2,100
Robert D. Judson.......................................     9,025
Howard A. Pulsifer.....................................     6,889
Erwin E. Schulze.......................................     6,351
Joel D. Spungin........................................     5,000
Lee B. Stern...........................................   167,700(2)                    1.1%
David P. Storch........................................   132,392(3)
Richard D. Tabery......................................    31,175
All directors and executive officers as a group
  (13 persons).........................................   869,684(1)(2)(3)              5.5%

      ------------------
      (1) Includes the following shares of the identified person that may be acquired through the exercise of options as of July 31, 1994: Mr. Abboud, 5,000 shares; Mr. Jannotta, 5,000 shares; Mr. Judson, 5,000 shares; Mr. Schulze, 5,000 shares; Mr. Spungin, 2,500 shares; and Mr. Stern, 5,000 shares; Mr. Eichner, 27,600 shares; Mr. Storch, 25,360 shares; Mr. Tabery, 12,700 shares; Mr. Dzurinko, 6,300 shares; Mr. Pulsifer, 6,589 shares; Mr. Johnson, 2,100 shares; and all directors and executive officers as a group (13 persons), 108,149 shares.
      (2) Includes 35,000 shares beneficially owned by Mr. Stern's wife, as to which Mr. Stern disclaims beneficial ownership.
      (3) Includes 18,880 shares beneficially owned by Mr. Storch's wife (12,540 shares) and minor children (6,340 shares), as to which Mr. Storch disclaims beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                               Name and Address                                  Number of     Percent of
                                of Stockholder                                     Shares        Shares
- - ------------------------------------------------------------------------------  ------------  -------------
John Hancock Mutual Life Insurance Company (1)................................       913,130(1)         5.7%
John Hancock Plaza, P.O. Box 111
Boston, Massachusetts 02117
The Prudential Insurance Company of America (2)...............................     1,261,000(2)         7.8%
751 Broad Street
Newark, New Jersey 07102-3777

      ------------------
      (1) In their joint Schedule 13G filing dated February 3, 1994, John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkley Financial Group ("TBFG"), and NM Capital Management, Inc. ("NM"), stated the following:
          NM beneficially owns 911,530 shares of common stock in various advisory accounts. In addition to the shares owned by NM, TBFG beneficially owns 1,600 shares of common stock through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc. ("Advisers") which manages the JH Advisers Special Value Fund under management contract dated October 1, 1993.
              (i) sole voting power: NM 142,020 shares; Advisers 1,600 shares
             (ii) shared voting power: -0-
            (iii) sole dispositive power: NM 911,530 shares; Advisers 1,600 shares
             (iv) shared dispositive power: -0-
      (2) In its Schedule 13G filing dated January 31, 1994, The Prudential Insurance Company disclaimed beneficial ownership of 1,257,500 of these shares and stated the following:
              (i) sole voting power: 10,100 shares
             (ii) shared voting power: 1,251,600 shares
            (iii) sole dispositive power: 10,100 shares
             (iv) shared dispositive power: 1,251,600 shares

To the Company's knowledge, no person beneficially owned more than 5% of the Company's outstanding Common Stock except as set forth above.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to its most recent fiscal year, no person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

GENERAL

The Company's executive compensation program is structured and administered by the Compensation Committee of the Board of Directors ("Committee"), which is composed of the five individuals listed below, all of whom are independent, outside directors of the Company.

The executive compensation program is designed to enable the Company to attract, motivate and retain talented executives capable of achieving strategic business initiatives and to reward them for their achievement. The program consists of three elements: base salaries which reflect individual capabilities and responsibilities; annual variable cash incentive opportunities based on individual contribution and performance; and long-term incentive opportunities, which include a three-year cash incentive plan and a stock option/restricted stock plan.

Total compensation opportunities for each executive are intended to be competitive with those offered by other companies competing for their talent in the Company's employment market. In designing and administering the individual elements of the executive compensation program for each executive, the Committee strives to balance short and long-term incentive objectives and employ prudent judgment in establishing base salary levels and performance criteria, evaluating performance and determining actual incentive payments. To ensure competitiveness and reasonableness of the Committee's compensation decisions, independent compensation consulting firms are retained periodically to advise the Committee in connection with both the design and implementation of the various elements of the program and the level of individual executive participation. Generally, as an executive's level of responsibility increases, a greater percentage of total compensation is based on performance, and the mix of total compensation shifts toward stock, thereby aligning the long-term interest of senior executives with those of stockholders.

Base salary levels of all executives, including the Chief Executive Officer, are reviewed annually and may be adjusted depending upon the executive's responsibilities, assessed performance contribution, qualifications and tenure in the Company and in the position held, and competitive salary considerations relative to similar positions at selected companies in the employment market from which the Company draws its executives.

The Chief Executive Officer and Chief Operating Officer have an annual performance-based incentive opportunity of 0-80% of base salary. The percentage opportunity for other executive positions varies depending on their responsibility level. As pertains to the Chief Executive Officer and Chief Operating Officer, three-fourths of their incentive opportunity is based upon operating profit results and the remainder is based on asset management results.

The long-term incentive program consists of (i) stock option and/or restricted stock awards granted under the Company's Stock Benefit Plan approved by shareholders in 1992, and (ii) cash incentive performance awards vesting at the end of a three-year performance award cycle subject to achievement of three-year cumulative financial performance goals approved by the Compensation Committee and continued employment through the award cycle. An executive's participation in the various elements of the long-term incentive program is determined by the Committee annually.

Stock option awards typically expire 10 years from the date of grant or earlier upon termination of employment, become exercisable in five equal increments on successive grant anniversary dates at the NYSE closing stock price on the date of grant, and are accompanied by reload features and, for certain individuals, stock rights exercisable in the event of a change in control of the Company. In determining stock option and restricted stock awards, the Compensation Committee considers the recipient's position and responsibilities in the Company, performance and contributions made during the preceding year, capabilities and potential for future contribution to the Company and the number of options previously granted to the recipient.

Restrictions imposed on restricted stock awards are designed, among other things, to encourage executives to stay with the Company and to maintain a focus on long term objectives of the Company. While restrictions may vary, typically, they lapse as to twenty percent (20%) of the shares awarded on each successive anniversary date of the award, and the awards are subject to forfeiture if employment terminates for any reason during the award cycle. During the award cycle the participant receives dividends for the shares and also has the right to vote the awarded shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

The base salary level of the Chief Executive Officer has been increased progressively since 1951 to reflect his performance, leadership and responsibilities for increasingly complex and diversified domestic and international operations as the Company has expanded into new product lines and markets. Competitive compensation analyses by independent consultants are used by the Committee to confirm that the Chief Executive Officer's base salary is at an appropriate competitive level relative to base salaries of chief executive officers at other companies in the relevant employment market.

In making its compensation decisions for fiscal year 1994, the Committee took into consideration the continuing difficult and recessionary economic environment which has for the past three years had an extraordinarily adverse effect on the aerospace and airline/aviation industry. The Committee's action with respect to the Chief Executive Officer's total fiscal year 1994 compensation reflects consideration of the base salary factors discussed earlier, the existence of a company-wide salary freeze for the prior 18 month period as well as their perception of his past and expected future contributions, particularly the leadership role he played in the Company's significant improvement in fiscal year 1994 performance results and in maintaining the financial strength and liquidity of the Company.

        - The Chief Executive Officer's base salary was increased 3% on January 1, 1994, as were management salaries generally following an 18 month pay freeze.

        - The Chief Executive Officer was awarded an incentive bonus equal to 51% of his base salary reflecting achievement of (i) a 31% incentive opportunity benefit for operating performance based on a comparison with plan and a substantial improvement over the prior year in consolidated net sales (up 6.5%) and net income (up 27% without fiscal 1993 restructuring expenses of $11,000,000), and (ii) a 20% incentive opportunity benefit for asset management, based on maintaining a strong balance sheet performance.

        - The Chief Executive Officer and the other executive officers named in the Summary Compensation Table below received the stock options reflected in the table. The number of shares covered by each grant reflects individual contributions and performance, as well as competitive industry practices, in the view of the Committee. In the case of the Chief Executive Officer, the number of shares granted times their fair market exercise price equaled approximately 42% of his annual cash compensation.

        - The Chief Executive Officer did not receive any restricted stock award or long-term incentive award in fiscal year 1994.

The tables which follow and accompanying footnotes and narrative reflect the decisions covered by the above discussion.

FEDERAL INCOME TAX CONSIDERATIONS

The Internal Revenue Code places a $1 million cap on the deductibility of compensation, subject to certain exceptions, paid to certain executives of publicly held corporations. Since the current levels of compensation subject to the cap will not exceed $1 million for any executives of the Company, the Committee did not take into consideration the deductibility of compensation for federal income tax purposes in establishing compensation of the named executives during the present review cycle. The Committee continues to recognize, however, that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

COMPENSATION COMMITTEE

    Erwin E. Schulze, Chairman
    A. Robert Abboud
    Edgar D. Jannotta
    Robert D. Judson
    Lee B. Stern

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ending May 31, 1992, 1993, and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation                   Long Term Compensation
                                    --------------------------------   -----------------------------------------
                                                                                  Awards                Payouts
                                                              Other    -----------------------------   ---------
                                                             Annual                       Securities   Long-term
                                                             Compen-                      Underlying   Incentive     All Other
                                                             sation    Restricted Stock    Options      Payouts       Compen-
Name and Principal Position   Year  Salary ($)   Bonus ($)   ($)(1)    Award(s) ($)(2)       (#)          ($)      sation ($)(3)
- - ----------------------------  ----  ----------   ---------   -------   ----------------   ----------   ---------   --------------
EICHNER, IRA A.               1994    474,200     240,000      --           --              20,000       --             7,500
 CHAIRMAN AND CHIEF           1993    460,400      92,080      --           --              20,000       --             4,100
 EXECUTIVE OFFICER            1992    446,900     223,450      --           --              20,000       --             7,200
STORCH, DAVID P.              1994    332,000     175,000      --           102,988         30,400       --             3,200
 PRESIDENT                    1993    322,300      64,460      --            83,038         24,700       --             4,200
                              1992    312,900     156,450      --            70,125         20,900       --             7,700
PULSIFER, HOWARD A.           1994    163,900      57,500      --           --               4,000       --             3,500
 VICE PRESIDENT, GENERAL      1993    159,100      31,820      --           --               3,500       --             2,300
 COUNSEL AND SECRETARY        1992    154,400      52,500      --           --               3,000       --             4,800
JOHNSON, ROBERT D.            1994    175,000       --       6,700          --              10,500       --             1,300
 VICE PRESIDENT-SERVICES &    1993     --           --         --           --               --          --            --
 MANUFACTURING GROUP (1)      1992     --           --         --           --               --          --            --
DZURINKO, JOSEPH J.           1994    160,000      15,000      --           --               --          --             2,300
 VICE PRESIDENT AND CHIEF     1993    160,000      24,000      --           --               4,000       --             3,200
 FINANCIAL OFFICER (4)        1992    149,100      59,300      --           --               4,000       --             6,200

- - ------------
  (1) Mr. Johnson joined the Company as Vice President-Services and Manufacturing Group in June 1993. He resigned from the Company July 6, 1994. "Other Annual Compensation" represents a relocation tax reimbursement for Mr. Johnson.

  (2) As of the last day of the 1994 fiscal year, Mr. Storch held 31,738 restricted shares with a May 31, 1994 market value of $456,234. Dividends are paid on all restricted shares to the same extent as any other shares of the Company's Common Stock.

  (3) "All Other Compensation" includes the following: (i) contributions to the Company's 401(k) Plan on behalf of each of the named executives as a 1% match of pre-tax elective deferred contributions for 1994 (Mr. Eichner $1,900, Mr. Storch $2,400, Mr. Pulsifer $1,900, Mr. Johnson $800 and Mr. Dzurinko $1,300), and (ii) premium payment for each of the named executives under the Company's standard health plan for 1994 (Mr. Eichner $5,600, Mr. Storch $800, Mr. Pulsifer $1,600, Mr. Johnson $500 and Mr. Dzurinko $1,000).

  (4) Mr. Dzurinko resigned as chief financial officer and an executive officer of the Company February 23, 1994.

STOCK OPTIONS

The following table sets forth certain information regarding stock options granted to the named executive officers in fiscal 1994 (the Company does not grant stock appreciation rights). In addition, hypothetical gains or "option spreads" that would exist for the respective options are shown based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% required (in the case of the 5% and 10% rates) by applicable regulations of the Securities and Exchange Commission; these rates are for illustration purposes only and are not a forecast of future appreciation. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine, with reasonable accuracy, a present value based on future unknown or volatile factors. The table also shows the increase in potential realizable value of such options, if any, will be less than 1% of the increase in potential realizable value to the other stockholders.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         Individual Grants
                                      --------------------------------------------------------        Potential Realizable
                                        Number of       % of Total                                      Value at Assumed
                                        Securities       Options                                   Annual Rates of Stock Price
                                        Underlying      Granted to    Exercise                   Appreciation for Option Term(3)
                                         Options       Employees in    Price        Expiration   -------------------------------
                Name                  Granted (#)(1)   Fiscal Year    ($/Sh)         Date (2)    0%        5%           10%
- - ------------------------------------  --------------   ------------   -------       ----------   ---  ------------  ------------
I. A. Eichner.......................      20,000           12.4%      $15.00          1/11/04    $ 0  $    188,668  $    478,120
D. P. Storch........................      15,400           18.8%       13.375        10/13/03      0       129,537       328,266
                                          15,000                       15.00          1/11/04      0       141,501       358,590
H. A. Pulsifer......................       4,000            2.5%       15.00          1/11/04      0        37,734        95,624
R. D. Johnson.......................      10,500            6.5%       13.25          6/14/03      0        87,495       221,728
J. J. Dzurinko......................      --              --            --             --        --        --            --
All Stockholders....................         N/A            N/A          N/A              N/A      0   147,348,600   373,413,763
All Employee Optionees..............     161,400            100%       14.73(4)       1/11/04(5)   0     1,495,145     3,789,026
Total Optionee Gain as % of all
 Stockholder Gain...................         N/A            N/A          N/A              N/A      0           1.0           1.0

- - ------------
  (1) 10 year options subject to reload and rights provisions; 20% of option shares become exercisable on the 1st, 2nd, 3rd, 4th and 5th anniversary dates of the grant.

  (2) These options are subject to earlier expiration in the event of termination of employment.

  (3) Data shows appreciation in value of stock from market value on the date of option grant.

  (4)  Average exercise price.

  (5) Options with respect to 10,500 shares expire 6/14/03, with respect to 15,400 shares expire 10/13/03; all others expire 1/11/04.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

The following table shows stock options exercised by named executive officers during fiscal 1994, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of May 31, 1994. Also reported are the number and value of "in-the-money" unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                              Number of Unexercised         Value of Unexercised
                                                                                     Options                In-the-Money Options
                                                                 Value       at Fiscal Year End (#)       at Fiscal Year End ($)(2)
                                             Shares Acquired    Realized   ---------------------------   ---------------------------
                   Name                      on Exercise (#)     ($)(1)    Exercisable   Unexercisable   Exercisable   Unexercisable
- - -------------------------------------------  ----------------   --------   -----------   -------------   -----------   -------------
I. A. Eichner..............................          0              0        27,600         58,400          83,250         90,500
D. P. Storch...............................          0              0        25,360         70,740          76,168        118,983
H. A. Pulsifer.............................          0              0         6,589         11,726          22,989         21,326
R. D.Johnson...............................          0              0         2,100          8,400          --             11,813
J. J. Dzurinko.............................          0              0         6,300          8,200          20,063         20,375

- - ------------
  (1) Value realized equals the fair market value on the date of exercise, less the exercise price, times the number of shares acquired.

  (2) Value of unexercised in-the-money options equals the fair market value of the Company's Common Stock at May 31, 1994, less the exercise price, times the number of option shares outstanding. The closing price of the Company's Common Stock at May 31, 1994 was 14 3/8.

PENSION PLANS

The following table indicates a straight life annuity pension benefit payable annually under the AAR CORP. Retirement Plan ("Retirement Plan") commencing at age 65 (in excess of social security benefits) at various combinations of average compensation and years of service.

                           PENSION BENEFIT TABLE (1)

                                                                              Years of Service
                                                                            --------------------
Compensation                                                                   15         20
- - --------------------------------------------------------------------------  ---------  ---------
$100,000..................................................................  $  22,500  $  30,000
 125,000..................................................................     28,100     37,500
 150,000..................................................................     33,750     45,000
 175,000..................................................................     39,400     52,500
 200,000..................................................................     45,000     60,000
 225,000..................................................................     50,600     67,500
 250,000..................................................................     56,250     75,000

        --------------------
          (1) Compensation level in the pension benefit calculation under the Retirement Plan is capped at the U.S. Internal Revenue Service maximum under Internal Revenue Code section 401(a)(17).

The Company's Retirement Plan covers all named executive officers. Benefits under the Retirement Plan are determined pursuant to a formula set forth in the Retirement Plan and take into consideration years of credited service, a percentage of the participant's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last ten calendar years of employment) and adjustments for social security "covered compensation" which is an "offset" under the Retirement Plan. The term "compensation" means cash compensation shown as income on an employee's Form W-2, plus amounts contributed by a participant to the Profit Sharing Plan pursuant to Section 401(k) of the Internal Revenue Code, and reduced by certain items specified in the Retirement Plan. Notwithstanding the preceding sentence, compensation for purposes of the Retirement Plan is subject to an annual limitation in accordance with applicable provisions of the Internal Revenue Code.

The aggregate salary and bonus compensation shown for the executive officers named in the Summary Compensation Table above is the compensation currently included for purposes of determining benefits under the Retirement Plan. The number of years of credited service under the Plan (effective maximum is 20 years), is as follows: Mr. Eichner, 20 years; Mr. Storch, 16 years; Mr. Pulsifer, 7 years; Mr. Johnson, 1 year; and Mr. Dzurinko, 16 years. Benefits under the Retirement Plan may be limited by applicable laws or regulations.

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS

In addition to the benefits earned under the Retirement Plan, the Chief Executive Officer is the beneficiary of a Supplemental Executive Retirement Plan ("SERP"). Annual retirement benefits under the SERP are equal to 60% of the Chief Executive Officer's aggregate average of annual salary, bonus and long term incentive cash payments ("cash compensation") for the three fiscal years during the ten fiscal years preceding the date of his termination of active employment during which his cash compensation was highest, subject to certain reductions. In the case of his "involuntary retirement" prior to age 65, the Chief Executive Officer is entitled to receive his base salary for the three years following termination and, thereafter, to receive the retirement benefits described above. "Involuntary retirement" means termination of the Chief Executive Officer's employment by action of the Company (other than due to disability), or a voluntary termination of his employment within two years following a takeover of the Company. The Company funds the benefits through an irrevocable trust arrangement with a bank. The level of funding is based on actuarial computations determined by an independent actuary.

The following table indicates a straight life annuity pension benefit payable under the SERP at various compensation levels.

                               SERP BENEFIT TABLE

                            Average Compensation                               Annual Benefit
- - -----------------------------------------------------------------------------  ---------------
$  600,000...................................................................    $   296,664
   700,000...................................................................        356,664
   800,000...................................................................        416,664
   900,000...................................................................        476,664
 1,000,000...................................................................        536,664
 1,100,000...................................................................        596,664
 1,200,000...................................................................        656,664
 1,300,000...................................................................        716,664
 1,400,000...................................................................        776,664
 1,500,000...................................................................        836,664
 1,600,000...................................................................        896,664

STOCKHOLDER RETURN PERFORMANCE GRAPHS

The following graphs compare the five and ten year cumulative total stockholder return (including reinvestment of dividends) of the Company, the S&P (Standard & Poor's) Composite--500 Stock Index, and a peer group index selected by the Company; also included in the graphs, for transition purposes as is required by SEC regulations, is the Value Line Aerospace/Defense Index used by the Company in its proxy statement for fiscal 1993.

The S&P Composite--500 Stock Index is composed of domestic industry leaders in four major sectors: Industrials, Financials, Utilities and Transportation, and serves as a broad indicator of the U.S. equity market. The peer group index selected by the Company is composed of companies engaged in trading, overhaul and/or manufacturing activities in support of the aviation/aerospace aftermarket similar to those conducted by the Company. The peer group selected by the Company is composed of the following companies: Aviall, Inc., Banner Aerospace, Inc., Greenwich Air Services, Inc., Hi-Shear Industries, Inc., Sequa Corp., SPS Technologies Inc., UNC, Inc., and Wyman Gordan Co. The Value Line Aerospace/Defense Industry Index is a broad-based industry line of business index composed of 38 companies, including some with very large capitalizations, from various segments of the aerospace/defense industry, in many of which the Company does not conduct business. The Company changed to a peer group index this year from the Value Line Aerospace/Defense Industry Index because it believes the lines of business activities conducted by the peer group companies more closely reflect its lines of business activities in the aviation/ aerospace market.

The indices relate only to stock prices; they do not purport to afford a direct comparison of the business or financial performance of the companies comprising such indices with the Company nor with each other.

                  COMPARISON OF 5 YEAR CUMULATIVE STOCKHOLDER
                                TOTAL RETURN (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AAR CORP.    S&P 500   Peer Group   ValueLine
May-89             100        100          100        100
May-90           69.08     116.61        88.53     103.89
May-91            47.6     130.36        67.22     112.37
May-92           44.82     143.21        52.18     109.85
May-93           48.87     159.84        44.07     135.49
May-94           53.76     165.99        48.12     159.68

                                                    MAY     MAY     MAY     MAY     MAY     MAY
                                                    1989    1990    1991    1992    1993    1994
                                                    ----   ------  ------  ------  ------  ------
AAR CORP..........................................  100      69.08   47.60   44.82   48.87   53.76
S&P 500...........................................  100     116.61  130.36  143.21  159.84  165.99
Peer Group........................................  100      88.53   67.22   52.18   44.07   48.12
ValueLine.........................................  100     103.89  112.37  109.85  135.49  159.68

                  COMPARISON OF 10 YEAR CUMULATIVE STOCKHOLDER
                                TOTAL RETURN (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AAR CORP     S&P 500   Peer Group   ValueLine
May 1984           100        100          100        100
May 1985         98.46     131.74       112.20     147.23
May 1986        190.38     178.72       143.23     173.84
May 1987        249.30     216.53       144.54     170.71
May 1988        314.91     202.48       124.26     162.45
May 1989        397.80     256.74       141.29     193.67
May 1990        274.80     299.40       125.08     201.20
May 1991        189.36     334.69        94.98     217.62
May 1992        178.30     367.66        73.73     212.74
May 1993        194.40     410.35        62.27     262.42
May 1994        213.85     426.15        67.99     309.26

                                MAY     MAY     MAY     MAY     MAY     MAY     MAY     MAY     MAY     MAY     MAY
                                1984    1985    1986    1987    1988    1989    1990    1991    1992    1993    1994
                                ----   ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
AAR CORP......................  100      98.46  190.38  249.30  314.91  397.80  274.80  189.36  178.30  194.40  213.85
S&P 500.......................  100     131.74  178.72  216.53  202.48  256.74  299.40  334.69  367.66  410.35  426.15
Peer Group....................  100     112.20  143.23  144.54  124.26  141.29  125.08   94.98   73.73   62.27   67.99
ValueLine.....................  100     147.23  173.84  170.71  162.45  193.67  201.20  217.62  212.74  262.42  309.26

- - ----------

  (1) Assumes $100 invested on June 1, 1989 and 1984 in 5 and 10 year graphs, respectively, and reinvestment of dividends in the Company's Common Stock, S&P Composite--500 Stock Index, Peer Group Index and Value Line Aerospace/ Defense Index.

EMPLOYMENT AND OTHER AGREEMENTS

Mr. Eichner has an agreement with the Company providing for employment in his present capacity at a base compensation of $474,212 per year, effective January 1, 1994, or such increased amount as the Board may determine, and for retirement benefits following termination of his full-time employment with the Company pursuant to the Retirement Plan and the SERP described under "Pension Plans" above. His term of employment is continuously extended so as to have a remaining term of three years, but shall expire on the first to occur of his death, disability, voluntary termination or attainment of age 68.

Upon Mr. Eichner's death, under certain circumstances, his designated beneficiary is entitled to receive a death benefit equal to the present value of the right of a 60 year old male to receive an annual annuity of $125,000, subject to certain reductions.

The Company has entered into an irrevocable trust agreement with The Northern Trust Company as trustee to fund at certain dates the Company's obligations to Mr. Eichner and his widow or other beneficiary as described above under the SERP. The Company will pay bonuses to Mr. Eichner (or his widow or other beneficiary) to provide for federal, state and local income taxes incurred as a result of contributions to the trust and income earned by trust assets. Mr. Eichner's estate or designated beneficiary(ies) will receive any residual amounts in the trust after payment of all retirement, death benefit and other obligations under the Trust Agreement.

DIRECTORS' COMPENSATION

Directors who are not officers or employees of the Company or any subsidiary each receive an annual retainer of $20,000, a fee of $1,250 for attendance at each meeting of the Board or of any Board committee and reimbursement of expenses. The chairman of each committee receives an additional $1,000 per fiscal year. The Company also provides its directors with group term life insurance coverage of $200,000. In addition, under the AAR CORP. Stock Benefit Plan, each outside director, upon becoming a director, automatically receives stock options for 10,000 shares of the Company's common stock which can be exercised in 25% increments each anniversary grant date at the closing NYSE price on the date of grant. Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board of Directors or any of its committees.

The Company also has a Directors' Retirement Plan for its outside directors. The Plan provides for a benefit to outside directors upon retirement on or after age 65, provided they have completed at least five years of service as a director. Benefits are payable as a quarterly annuity in an amount equal to 25% of the annual retainer fee payable by the Company to an active outside director. Payment of benefits commences upon retirement and continues for a period equal to the total number of years of the retired director's service as a director to a maximum of ten years or death, whichever first occurs. The Directors' Retirement Plan is unfunded. As of May 31, 1994, one former director was receiving benefits under the Directors' Retirement Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Jannotta, a director of the company, is a Managing Partner of William Blair & Company, which from time to time has rendered investment banking services to the company, for which it has received customary compensation.

OTHER MATTERS

Management knows of no other matters which are to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons voting the proxies will vote them in accordance with their judgment on such other matters.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company's Board of Directors, upon recommendation of its Audit Committee, has selected KPMG Peat Marwick LLP as its independent public accountants for the fiscal year ending May 31, 1995. Representatives of that firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 1995 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to the 1995 Annual Meeting, the stockholder must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., 1111 Nicholas Boulevard, Elk Grove Village, Illinois 60007, no later than May 1, 1995.

                                          By Order of the Board of Directors

                                          Howard A. Pulsifer
                                          SECRETARY

August 30, 1994

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK OF AAR CORP., THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MAY 31, 1994. REQUESTS SHOULD BE MADE TO MR. HOWARD A. PULSIFER, SECRETARY, AAR CORP., 1111 NICHOLAS BOULEVARD, ELK GROVE VILLAGE, ILLINOIS 60007, (708) 439-3939.

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              6019

- - --------------------------------------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1
                        DESCRIBED IN THE PROXY STATEMENT:
- - --------------------------------------------------------------------------------

               FOR                                WITHHOLD AUTHORITY
          ALL NOMINEES*                        TO VOTE FOR ALL NOMINEES
               / /                                       / /

1.   Election of three
     Class I directors
     (nominees: Erwin E. Schulze, David P. Storch and Joel D. Spungin).

     *(Instructions: to withhold authority to vote for any individual nominee, write that nominee's name(s) in the space below)

     ----------------------------------------------------------------


     (Please sign exactly as name appears above. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)

     ----------------------------------------------------------------------

     ----------------------------------------------------------------------
       SIGNATURE(S)

                              FOLD AND DETACH HERE

PROXY

AAR CORP.                                                                  PROXY
- - --------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE OCTOBER 12,
1994 ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints IRA A. EICHNER, DAVID P. STORCH and HOWARD A. PULSIFER, or any of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 1994 Annual Meeting of Stockholders of AAR CORP. to be held on October 12, 1994, or any adjournment thereof, and to vote all shares of AAR CORP. Common Stock which the undersigned would be entitled to vote if personally present.

1. Election of three Class I directors, nominees: Erwin E. Schulze, Joel D. Spungin and David P. Storch (see reverse side).

AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.

(Continued and to be dated and signed on reverse side.)

                              FOLD AND DETACH HERE